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                                                                       Exhibit 5

DIRECT DIAL NUMBER:
215-575-7200

                                 February 20, 2002


The Board of Directors
Manugistics Group, Inc.
2115 East Jefferson Street
Rockville, MD 20852


                   Re: Shares of Common Stock to be Registered on Form S-3


Dear Sirs:

         We have acted as counsel for Manugistics Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (Reg. No. 333-75890), which the Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") on December 21, 2001, and Amendment No. 1 thereto, which the Company intends to file with the Commission on or about February 20, 2002, relating to a total of up to 597,00 shares (the "Shares") of the Company's common stock, par value $.002 per share. The Company will issue the Shares in connection with its litigation settlement with Information Resources, Inc. ("IRI") pursuant to the Settlement Agreement and Mutual Release dated December 14, 2001, by and between IRI, Manugistics, Inc. and the Company, as amended by Amendment No.1 dated February 20, 2002, thereto (as amended, the "Settlement Agreement").

        Said Registration Statement, as amended by Amendment No. 1, and including all exhibits thereto and all documents incorporated therein by reference, is referred to herein as the "Registration Statement."

        The Shares may be resold from time to time for the account of IRI, the person whose name is listed in the Registration Statement under the caption "Selling Stockholder."

        In this connection, we have examined: (i) the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, as presently in effect; (ii) the resolutions and related minutes of the Company's Board of Directors approving the Settlement Agreement, as entered into in December 2001, and the transactions contemplated thereby, including the issuance of the Shares pursuant thereto and the preparation and filing of the Registration Statement; (iii) the Settlement Agreement; (iv) the Amended and Restated Registration Rights Agreement by and between the Company and IRI dated as of December 14, 2001; (v) the Registration Statement; and (vi) certain officers' certificates and such other documents as we have deemed appropriate or necessary for purposes of rendering the opinion hereinafter expressed.




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Dilworth Paxson LLP                                                      Page 2
To: The Board of Directors


        In rendering the opinion expressed below, we have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures.

        Based upon and subject to the foregoing, we are of the opinion that the Shares have been and are duly authorized for issuance and, when issued pursuant to the Settlement Agreement, will be legally issued, fully paid and non-assessable.

        We have made such investigation of the General Corporation Law of the State of Delaware (the "Delaware GCL") as we have considered appropriate for the purpose of rendering the opinions expressed above. We are qualified to practice law in the Commonwealth of Pennsylvania; this opinion is limited to the Federal law of the United States and the Delaware GCL.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this Firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.


                                                Sincerely,



                                                DILWORTH PAXSON, LLP



cc: Timothy T. Smith, Senior Vice President, General Counsel, and Secretary
         Manugistics Group, Inc.